Exhibit 99.1

Contact: Mark J. grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

 Banner Corporation Earns $10.6 Million, or $0.54 Per Diluted Share, in First Quarter 2014;
First Quarter Highlighted by Strong Loan Growth and Improved Net Interest Margin

Walla Walla, WA - April 21, 2014 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today reported net income available to common shareholders in the first quarter of 2014 of $10.6 million, or $0.54 per diluted share, compared to $11.6 million, or $0.60 per diluted share, in both the preceding quarter and the first quarter a year ago.   The results for the fourth quarter of 2013 included a $3.0 million fee related to the termination of a proposed acquisition, which net of related expenses and taxes added $0.08 per share to earnings in that quarter.

“Banner’s first quarter accomplishments were a good start to the year as we continue to successfully execute our growth strategies designed to deliver sustainable profitability to our shareholders.  In the last 90 days we announced the acquisition of six Sterling Savings Bank branches, we increased our quarterly cash dividend by 20% to $0.18 per share, and we announced a 5% stock buyback authorization,” said Mark J. Grescovich, President and Chief Executive Officer.  “As expected, our first quarter results continued to be influenced by very low interest rates and modest economic growth, which pressured asset yields and reduced mortgage banking revenues.  Nevertheless, our strong balance sheet and consistent revenue generation and earnings performance have positioned us well to meet those challenges.  In the first quarter, our growth strategies again resulted in significant loan growth and increased core deposits which, coupled with further improvements in asset quality, confirm that our value proposition is being well-received and our strategic execution is producing positive results.”

First Quarter 2014 Highlights (compared to first quarter 2013, except as noted)

•	Net income was $10.6 million, or $0.54 per diluted share.
•	Annualized return on average assets was 0.97%.
•	Annualized return on average equity was 7.85%.
•	Revenues from core operations* remained strong at $51.4 million, compared to $50.9 million in the first quarter a year ago.
•	Net interest margin was 4.07%, compared to 4.01% in the preceding quarter and 4.16% in the first quarter a year ago.
•	Core deposits increased 9% and represent 75% of total deposits.
•	Deposit fees and other service charges increased 5% to $6.6 million.
•	Total loans increased $104.5 million during the quarter and increased 9% compared to a year ago.
•	Non-performing assets decreased 9% to $26.4 million, or 0.59% of total assets, at March 31, 2014, compared to three months earlier and declined 41% from a year earlier.
•	Common stockholders' tangible equity per share increased to $27.87 at March 31, 2014 compared to $27.50 in the preceding quarter and $26.37 in the first quarter a year ago.
•	The ratio of tangible common equity to tangible assets* remained strong at 12.16% at March 31, 2014.
•	Banner increased its regular quarterly cash dividend 20% to $0.18 per share and authorized the repurchase of up to 5% of its common stock.
•	Banner announced the attractively-priced acquisition of six Oregon branches, including approximately $226 million of deposits and $91 million of loans.

*Earnings information excluding gain on sale of securities, fair value and other-than-temporary impairment (OTTI) adjustments and, in the preceding quarter, a termination fee related to a canceled bank acquisition transaction (alternately referred to as other

BANR - First Quarter 2014 Results
April 21, 2014

operating income from core operations or revenues from core operations) and the ratio of tangible common equity (which excludes other intangible assets) to tangible assets represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  Where applicable, comparable earnings information using GAAP financial measures is also presented.

Income Statement Review

Banner’s first quarter net interest income, before the provision for loan losses, was $42.3 million, compared to $41.6 million in the preceding quarter and $41.0 million in the first quarter a year ago.  “Our solid first quarter net interest margin was a result of an improved earning asset mix, increased yield on securities and reduced cost of funds, which more than offset the decline in loan yields,” said Grescovich.  Banner's net interest margin was 4.07% for the first quarter of 2014, compared to 4.01% in the preceding quarter and 4.16% in the first quarter a year ago.

Earning asset yields increased three basis points compared to the preceding quarter but decreased 19 basis points from the first quarter a year ago.  Loan yields decreased by five basis points compared to the preceding quarter and were 36 basis points lower than the first quarter a year ago.  Deposit costs decreased by two basis points in the first quarter of 2014 compared to the preceding quarter and nine basis points compared to the first quarter a year ago.  Total cost of funds decreased two basis points in the first quarter compared to the preceding quarter and 10 basis points compared to the first quarter a year ago.

Banner’s mortgage banking activities declined again during the quarter, as higher mortgage rates resulted in a reduction in refinance activity and home purchases from the robust pace of the previous year.  Mortgage banking operations contributed $1.8 million to first quarter revenues compared to $2.2 million in the preceding quarter and $2.8 million in the first quarter of 2013.  Mortgage banking revenues in the preceding quarter include a $300,000 reversal of a valuation allowance for mortgage servicing rights.

Deposit fees and other service charges were $6.6 million in the first quarter of 2014, compared to $6.7 million in the preceding quarter, and increased 5% compared to $6.3 million in the first quarter a year ago.  Primarily due to successful marketing initiatives, the increases in deposit fees and service charges continue to reflect additional client acquisition and growth in the number of deposit accounts.

Revenues in the preceding quarter were augmented by nearly $3.0 million as a result of a termination fee received related to the cancellation of the proposed acquisition of Home Federal Bank.  Banner incurred approximately $550,000 of costs related to this canceled transaction, which are also reflected in its fourth quarter 2013 operating results.  Revenues from core operations* (revenues excluding gain on the sale of securities, fair value adjustments and the termination fee) were $51.4 million in the first quarter compared to $51.6 million in the fourth quarter of 2013 and $50.9 million in the first quarter of 2013.

Banner's first quarter 2014 results included a $255,000 net loss for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value.  In the preceding quarter, Banner recorded a net loss of $324,000 for fair value adjustments.  In the first quarter of 2013, Banner’s results included a gain on the sale of securities of $1.0 million and an other-than-temporary-impairment recovery of $409,000, both of which resulted from the sale of securities that had been fully written off in previous periods, as well as a $1.3 million net loss for fair value adjustments.

Total other operating income, including the gain on sale of securities, changes in the valuation of financial instruments and the termination fee, was $8.9 million in the first quarter of 2014, compared to $12.6 million in the fourth quarter of 2013 and $10.0 million in the first quarter a year ago.  Other operating income from core operations,* which excludes gain on the sale of securities, fair value adjustments and the termination fee, was $9.1 million for the first quarter of 2014, compared to $9.9 million for both the preceding quarter and the first quarter a year ago, reflecting the declines in both mortgage banking revenue and miscellaneous income.

Banner’s total other operating expenses (non-interest expenses) were $35.6 million in the first quarter of 2014, compared to $36.9 million in the preceding quarter and $34.1 million in the first quarter of 2013.  Operating expenses for the current quarter declined compared to the immediately preceding quarter mainly due to lower advertising expenses and reduced professional fees, as well as lower expenses related to real estate owned.  The increase compared to a year earlier primarily resulted from increased compensation expenses and a reduction in capitalized loan origination costs.

BANR - First Quarter 2014 Results
April 21, 2014

For the first quarter of 2014, Banner recorded $5.0 million in state and federal income tax expense for an effective tax rate of approximately 32.3%, which reflects normal marginal tax rates reduced by the impact of tax-exempt income and certain tax credits.

Credit Quality

“Banner's focused attention on maintaining a moderate risk profile was evident again during the current quarter, with non-performing loan balances and real estate owned declining modestly compared to the prior quarter end,” said Grescovich.  “Additionally, our reserve levels remain substantial, providing additional benefit in the current quarter's earnings as no provision for loan losses was required during the first quarter despite the significant loan growth.”

Banner's allowance for loan losses was 2.11% of total loans outstanding at March 31, 2014.  Banner had net recoveries in the first quarter of 2014 of $113,000, compared to net charge-offs of $1.7 million, or 0.05% of average loans outstanding in the fourth quarter of 2013 and $363,000 or 0.01% of  average loans outstanding in the first quarter a year ago.  As a result, Banner did not record a provision for loan losses for the first quarter of 2014 or for the preceding quarter or year ago quarter.  The allowance for loan losses was $74.4 million at March 31, 2014, representing 325% of non-performing loans.  Non-performing loans decreased 8% to $22.9 million at March 31, 2014, compared to $24.8 million at December 31, 2013, and decreased 32% when compared to $33.4 million at March 31, 2013.

REO and repossessed assets decreased 16% to $3.5 million at March 31, 2014, compared to $4.2 million at December 31, 2013, and decreased 69% when compared to $11.5 million a year ago.

Banner's non-performing assets were 0.59% of total assets at March 31, 2014, compared to 0.66% at December 31, 2013 and 1.06% a year ago.  Non-performing assets decreased 9% to $26.4 million at March 31, 2014, compared to $28.9 million at December 31, 2013 and decreased 41% compared to $44.9 million a year ago.

Balance Sheet Review

“Banner had another strong quarter for loan growth, particularly with respect to targeted loan categories, and solid core deposit growth,” said Grescovich.  “Total loans outstanding increased 3% compared to the prior quarter end and increased 9% compared to a year ago.  Further, we remain encouraged by the potential for growth in our loan origination pipelines.”  Although non-interest-bearing deposits experienced an expected seasonal decline, total non-certificate core deposits increased by 1% during the quarter and increased by 9% compared to a year ago.  These core deposits represented 75% of total deposits at the end of the quarter, compared to 72% of total deposits a year earlier.

Net loans were $3.45 billion at March 31, 2014, compared to $3.34 billion at December 31, 2013, and $3.16 billion a year ago.  Commercial real estate and multifamily real estate loans increased 5% to $1.40 billion at March 31, 2014 compared to $1.33 billion at December 31, 2013 and increased 14% compared to $1.23 billion a year ago.  Commercial and agricultural business loans increased 2% to $925.3 million at March 31, 2014, compared to $910.5 million three months earlier and increased 12% compared to $829.7 million a year ago.  Total construction and development loans increased 8% to $378.8 million at March 31, 2014, compared to $351.3 million at December 31, 2013, and increased 14% compared to $331.7 million a year earlier.

The total of securities and interest-bearing deposits was $704.1 million at March 31, 2014, compared to $702.9 million at December 31, 2013, and $729.2 million a year ago.  The average effective duration of Banner's securities portfolio was approximately 3.3 years at March 31, 2014.  Total assets increased 2% to $4.49 billion at March 31, 2014, compared to $4.39 billion at December 31, 2013 and increased 6% compared to $4.24 billion a year ago.

Total deposits increased modestly to $3.68 billion at March 31, 2014, compared to $3.62 billion at December 31, 2013 and $3.52 billion a year ago.  Non-interest-bearing account balances decreased to $1.10 billion at March 31, 2014, compared to $1.12 billion at December 31, 2013, but increased 14% compared to $962.2 million a year ago.  Interest-bearing transaction and savings accounts increased 3% to $1.68 billion at March 31, 2014, compared to $1.63 billion at December 31, 2013 and increased 7% compared to $1.58 billion a year ago.  Certificates of deposit increased to $905.0 million at March 31, 2014, compared to $872.7 million at December 31, 2013, but declined compared to $982.9 million a year earlier.  The increase in certificate balances in the current quarter reflects a $55.0 million increase in brokered deposits to provide additional funding to support the strong loan growth.

“We continue to focus on enhancing our core deposit franchise, which includes lowering our funding costs, adding new client relationships, and improving our core funding position,” said Grescovich.  “As a result, Banner's cost of deposits declined another

BANR - First Quarter 2014 Results
April 21, 2014

two basis points to 0.22% for the quarter ended March 31, 2014, compared to 0.24% for the quarter ended December 31, 2013, and declined nine basis points from 0.31% for the quarter ended March 31, 2013.”

At March 31, 2014, total common stockholders' equity was $547.5 million, or $27.97 per share, compared to $516.1 million, or $26.56 per share, a year ago.  Banner had 19.6 million shares of common stock outstanding at March 31, 2014, compared to 19.4 million shares one year earlier.  At quarter end, tangible common stockholders' equity, which excludes other intangible assets, was $545.6 million, or 12.16% of tangible assets, compared to $536.5 million, or 12.23% of tangible assets, at December 31, 2013, and $512.3 million, or 12.10% of tangible assets, a year ago.  Banner's tangible book value per share increased to $27.87 at March 31, 2014, compared to $26.37 per share a year ago.

Banner Corporation and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards.  Banner Corporation's Tier 1 leverage capital to average assets ratio was 13.53% and its total capital to risk-weighted assets ratio was 16.95% at March 31, 2014.

Conference Call

Banner will host a conference call on Tuesday, April 22, 2014, at 8:00 a.m. PDT, to discuss its first quarter results.  The conference call can be accessed live by telephone at (480) 629-9692 to participate in the call.  To listen to the call on-line, go to the Company's website at www.bannerbank.com.  A replay will be available at www.bannerbank.com.

About the Company

Banner Corporation is a $4.49 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates and the relative differences between short and long-term interest rates, loan and deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or any of the Banks which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuations; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; the failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock and interest or principal payments on our junior subordinated

BANR - First Quarter 2014 Results
April 21, 2014

debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed in Banner Corporation's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

BANR - First Quarter 2014 Results
April 21, 2014

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
INTEREST INCOME:
Loans receivable	$41,743	$41,470	$41,489
Mortgage-backed securities	1,471	1,321	1,172
Securities and cash equivalents	1,892	1,804	1,847
	45,106	44,595	44,508
INTEREST EXPENSE:
Deposits	1,964	2,198	2,719
Federal Home Loan Bank advances	38	7	24
Other borrowings	44	41	56
Junior subordinated debentures	721	742	741
	2,767	2,988	3,540
Net interest income before provision for loan losses	42,339	41,607	40,968
PROVISION FOR LOAN LOSSES	—	—	—
Net interest income	42,339	41,607	40,968
OTHER OPERATING INCOME:
Deposit fees and other service charges	6,602	6,670	6,301
Mortgage banking operations	1,840	2,168	2,838
Miscellaneous	636	1,110	790
	9,078	9,948	9,929
Gain on sale of securities	35	2	1,006
Other-than-temporary impairment recovery (loss)	—	—	409
Net change in valuation of financial instruments carried at fair value	(255)	(324)	(1,347)
Proposed acquisition termination fee	—	2,954	—
Total other operating income	8,858	12,580	9,997
OTHER OPERATING EXPENSE:
Salary and employee benefits	21,156	21,191	20,729
Less capitalized loan origination costs	(2,195)	(2,371)	(2,871)
Occupancy and equipment	5,696	5,362	5,329
Information / computer data services	1,935	1,956	1,720
Payment and card processing services	2,515	2,586	2,305
Professional services	1,038	1,531	905
Advertising and marketing	1,057	2,033	1,499
Deposit insurance	576	502	645
State/municipal business and use taxes	159	478	464
Real estate operations	39	357	(251)
Amortization of core deposit intangibles	479	488	505
Miscellaneous	3,126	2,816	3,120
Total other operating expense	35,581	36,929	34,099
Income before provision for (benefit from) income taxes	15,616	17,258	16,866
PROVISION FOR INCOME TAXES	5,046	5,704	5,284
NET INCOME	$10,570	$11,554	$11,582

Earnings per share available to common shareholders:
Basic	$0.55	$0.60	$0.60
Diluted	$0.54	$0.60	$0.60
Cumulative dividends declared per common share	$0.18	$0.15	$0.12
Weighted average common shares outstanding:
Basic	19,345,732	19,344,174	19,312,824
Diluted	19,409,584	19,398,213	19,423,244

Change in common shares	32,766	719	58

BANR - First Quarter 2014 Results
April 21, 2014

FINANCIAL CONDITION
(in thousands except shares and per share data)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
ASSETS
Cash and due from banks	$73,316	$69,711	$59,414
Federal funds and interest-bearing deposits	71,459	67,638	96,300
Securities - at fair value	58,387	62,472	67,761
Securities - available for sale	464,657	470,280	476,683
Securities - held to maturity	109,567	102,513	88,408
Federal Home Loan Bank stock	33,288	35,390	36,373
Loans receivable:
Held for sale	3,239	2,734	5,384
Held for portfolio	3,519,673	3,415,711	3,234,937
Allowance for loan losses	(74,371)	(74,258)	(76,396)
	3,448,541	3,344,187	3,163,925
Accrued interest receivable	15,202	13,996	15,235
Real estate owned held for sale, net	3,236	4,044	11,160
Property and equipment, net	89,440	90,267	88,414
Other intangibles, net	1,970	2,449	3,724
Bank-owned life insurance	62,377	61,945	60,425
Other assets	56,856	64,006	70,536
	$4,488,296	$4,388,898	$4,238,358
LIABILITIES
Deposits:
Non-interest-bearing	$1,095,665	$1,115,346	$962,156
Interest-bearing transaction and savings accounts	1,681,854	1,629,885	1,575,525
Interest-bearing certificates	905,016	872,695	982,903
	3,682,535	3,617,926	3,520,584
Advances from Federal Home Loan Bank at fair value	48,351	27,250	278
Customer repurchase agreements	89,921	83,056	88,446
Junior subordinated debentures at fair value	74,135	73,928	73,220
Accrued expenses and other liabilities	29,189	31,324	24,889
Deferred compensation	16,641	16,442	14,879
	3,940,772	3,849,926	3,722,296
STOCKHOLDERS' EQUITY
Common stock	566,964	569,028	568,116
Retained earnings (accumulated deficit)	(18,026)	(25,073)	(51,851)
Other components of stockholders' equity	(1,414)	(4,983)	(203)
	547,524	538,972	516,062
	$4,488,296	$4,388,898	$4,238,358
Common Shares Issued:
Shares outstanding at end of period	19,576,535	19,543,769	19,462,483
Less unearned ESOP shares at end of period	—	34,340	34,340
Shares outstanding at end of period excluding unearned ESOP shares	19,576,535	19,509,429	19,428,143
Common stockholders' equity per share (1)	$27.97	$27.63	$26.56
Common stockholders' tangible equity per share (1) (2)	$27.87	$27.50	$26.37
Common stockholders' tangible equity to tangible assets (2)	12.16%	12.23%	12.10%
Consolidated Tier 1 leverage capital ratio	13.53%	13.64%	13.28%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding and excludes unallocated shares in the ESOP.
(2)	Common stockholders' tangible equity excludes other intangibles. Tangible assets excludes other intangible assets. These ratios represent non-GAAP financial measures.

BANR - First Quarter 2014 Results
April 21, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
LOANS (including loans held for sale):
Commercial real estate:
Owner occupied	$504,429	$502,601	$497,442
Investment properties	746,670	692,457	602,761
Multifamily real estate	153,003	137,153	134,290
Commercial construction	11,146	12,168	34,762
Multifamily construction	63,862	52,081	34,147
One- to four-family construction	219,169	200,864	171,876
Land and land development:
Residential	73,733	75,695	78,446
Commercial	10,864	10,450	12,477
Commercial business	716,546	682,169	619,478
Agricultural business including secured by farmland	208,817	228,291	210,225
One- to four-family real estate	517,621	529,494	566,730
Consumer:
Consumer secured by one- to four-family real estate	177,855	173,188	165,305
Consumer-other	119,197	121,834	112,382

Total loans outstanding	$3,522,912	$3,418,445	$3,240,321

Restructured loans performing under their restructured terms	$40,165	$47,428	$54,611

Loans 30 - 89 days past due and on accrual	$12,662	$8,784	$6,984

Total delinquent loans (including loans on non-accrual)	$24,602	$22,010	$40,390

Total delinquent loans / Total loans outstanding	0.70%	0.64%	1.25%

GEOGRAPHIC CONCENTRATION OF LOANS AT
March 31, 2014	Washington	Oregon	Idaho	Other	Total
Commercial real estate:
Owner occupied	$375,100	$58,446	$58,503	$12,380	$504,429
Investment properties	512,057	105,742	58,988	69,883	746,670
Multifamily real estate	119,490	18,360	15,014	139	153,003
Commercial construction	10,663	—	483	—	11,146
Multifamily construction	46,652	17,210	—	—	63,862
One- to four-family construction	117,699	100,208	1,262	—	219,169
Land and land development:
Residential	41,348	31,143	1,242	—	73,733
Commercial	5,393	3,339	2,132	—	10,864
Commercial business	420,900	90,299	66,677	138,670	716,546
Agricultural business including secured by farmland	115,341	49,250	44,226	—	208,817
One- to four-family real estate	327,889	166,592	20,994	2,146	517,621
Consumer:
Consumer secured by one- to four-family real estate	115,758	47,961	13,494	642	177,855
Consumer-other	80,993	32,089	5,747	368	119,197

Total loans outstanding	$2,289,283	$720,639	$288,762	$224,228	$3,522,912

Percent of total loans	65.0%	20.5%	8.2%	6.3%	100.0%

BANR - First Quarter 2014 Results
April 21, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$74,258	$75,925	$76,759

Provision	—	—	—

Recoveries of loans previously charged off:
Commercial real estate	296	72	1,586
Construction and land	232	1,330	101
One- to four-family real estate	188	7	116
Commercial business	293	282	386
Agricultural business, including secured by farmland	350	85	37
Consumer	282	53	102
	1,641	1,829	2,328
Loans charged off:
Commercial real estate	(238)	(953)	(348)
Construction and land	—	(967)	(435)
One- to four-family real estate	(379)	(879)	(651)
Commercial business	(738)	(209)	(929)
Consumer	(173)	(488)	(328)
	(1,528)	(3,496)	(2,691)
Net (charge-offs) recoveries	113	(1,667)	(363)

Balance, end of period	$74,371	$74,258	$76,396

Net charge-offs / Average loans outstanding	0.00%	0.05%	0.01%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
Specific or allocated loss allowance:
Commercial real estate	$17,412	$16,759	$14,776
Multifamily real estate	5,652	5,306	5,075
Construction and land	18,620	17,640	15,214
One- to four-family real estate	10,913	11,486	15,930
Commercial business	11,363	11,773	10,011
Agricultural business, including secured by farmland	2,636	2,841	2,282
Consumer	912	1,335	1,238
Total allocated	67,508	67,140	64,526
Unallocated	6,863	7,118	11,870

Total allowance for loan losses	$74,371	$74,258	$76,396

Allowance for loan losses / Total loans outstanding	2.11%	2.17%	2.36%

Allowance for loan losses / Non-performing loans	325%	300%	229%

BANR - First Quarter 2014 Results
April 21, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$6,201	$6,287	$6,727
Multifamily	—	—	339
Construction and land	2,135	1,193	3,728
One- to four-family	10,587	12,532	12,875
Commercial business	977	723	4,370
Consumer	1,399	1,173	3,078
	21,299	21,908	31,117
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
One- to four-family	1,465	2,611	2,243
Agricultural business, including secured by farmland	104	105	—
Consumer	—	144	46
	1,569	2,860	2,289
Total non-performing loans	22,868	24,768	33,406
Real estate owned (REO)	3,236	4,044	11,160
Other repossessed assets	273	115	298

Total non-performing assets	$26,377	$28,927	$44,864

Total non-performing assets / Total assets	0.59%	0.66%	1.06%

DETAIL & GEOGRAPHIC CONCENTRATION OF
NON-PERFORMING ASSETS AT
March 31, 2014	Washington	Oregon	Idaho	Total
Secured by real estate:
Commercial	$6,201	$—	$—	$6,201
Construction and land:
One- to four-family construction	—	269	—	269
Residential land acquisition & development	—	750	—	750
Residential land improved lots	560	556	—	1,116
Total construction and land	560	1,575	—	2,135

One- to four-family	7,770	3,691	591	12,052
Commercial business	919	58	—	977
Agricultural business, including secured by farmland	104	—	—	104
Consumer	1,221	40	138	1,399
Total non-performing loans	16,775	5,364	729	22,868
Real estate owned (REO)	1,241	1,787	208	3,236
Other repossessed assets	273	—	—	273

Total non-performing assets at end of the period	$18,289	$7,151	$937	$26,377

BANR - First Quarter 2014 Results
April 21, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
REAL ESTATE OWNED	Mar 31, 2014	Mar 31, 2013
Balance, beginning of period	$4,044	$15,778
Additions from loan foreclosures	707	1,086
Additions from capitalized costs	4	46
Proceeds from dispositions of REO	(1,641)	(6,481)
Gain on sale of REO	159	804
Valuation adjustments in the period	(37)	(73)

Balance, end of period	$3,236	$11,160

REAL ESTATE OWNED- BY TYPE AND STATE
March 31, 2014	Washington	Oregon	Idaho	Total
Commercial real estate	$—	$—	$175	$175
Land development- residential	614	1,142	33	1,789
One- to four-family real estate	627	645	—	1,272

Total	$1,241	$1,787	$208	$3,236

BANR - First Quarter 2014 Results
April 21, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSITS & OTHER BORROWINGS
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
DEPOSIT COMPOSITION
Non-interest-bearing	$1,095,665	$1,115,346	$962,156
Interest-bearing checking	435,910	422,910	400,598
Regular savings accounts	829,282	798,764	759,866
Money market accounts	416,662	408,211	415,061
Interest-bearing transaction & savings accounts	1,681,854	1,629,885	1,575,525
Interest-bearing certificates	905,016	872,695	982,903

Total deposits	$3,682,535	$3,617,926	$3,520,584

GEOGRAPHIC CONCENTRATION OF DEPOSITS AT
March 31, 2014	Washington	Oregon	Idaho	Total
	$2,797,012	$646,485	$239,038	$3,682,535
	76.0%	17.5%	6.5%	100.0%

INCLUDED IN TOTAL DEPOSITS	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
Public non-interest-bearing accounts	$18,931	$21,699	$22,135
Public interest-bearing transaction & savings accounts	65,909	65,822	51,138
Public interest-bearing certificates	57,202	51,465	53,552

Total public deposits	$142,042	$138,986	$126,825

Total brokered deposits	$59,304	$4,291	$15,709

OTHER BORROWINGS
Customer repurchase agreements / "Sweep accounts"	$89,921	$83,056	$88,446

			Minimum for Capital Adequacy
REGULATORY CAPITAL RATIOS AT	Actual		or "Well Capitalized"
March 31, 2014	Amount	Ratio	Amount	Ratio
Banner Corporation-consolidated:
Total capital to risk-weighted assets	$643,656	16.95%	$303,820	8.00%
Tier 1 capital to risk-weighted assets	595,852	15.69%	151,910	4.00%
Tier 1 leverage capital to average assets	595,852	13.53%	176,114	4.00%

Banner Bank:
Total capital to risk-weighted assets	567,153	15.70%	361,358	10.00%
Tier 1 capital to risk-weighted assets	521,654	14.44%	216,815	6.00%
Tier 1 leverage capital to average assets	521,654	12.50%	208,568	5.00%

Islanders Bank:
Total capital to risk-weighted assets	35,235	18.90%	18,639	10.00%
Tier 1 capital to risk-weighted assets	32,902	17.65%	11,183	6.00%
Tier 1 leverage capital to average assets	32,902	14.04%	11,716	5.00%

BANR - First Quarter 2014 Results
April 21, 2014

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
	Quarters Ended
OPERATING PERFORMANCE	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013

Average loans	$3,475,369	$3,343,494	$3,215,228
Average securities	687,764	686,845	673,298
Average interest earning cash	58,352	85,335	107,950
Average non-interest-earning assets	200,959	196,767	219,943
Total average assets	$4,422,444	$4,312,441	$4,216,419

Average deposits	$3,619,299	$3,573,607	$3,501,972
Average borrowings	262,378	209,155	210,462
Average non-interest-bearing other liabilities (1)	(5,351)	(8,384)	(10,826)
Total average liabilities	3,876,326	3,774,378	3,701,608

Total average stockholders' equity	546,118	538,063	514,811
Total average liabilities and equity	$4,422,444	$4,312,441	$4,216,419

Interest rate yield on loans	4.87%	4.92%	5.23%
Interest rate yield on securities	1.96%	1.77%	1.78%
Interest rate yield on cash	0.31%	0.26%	0.25%
Interest rate yield on interest-earning assets	4.33%	4.30%	4.52%

Interest rate expense on deposits	0.22%	0.24%	0.31%
Interest rate expense on borrowings	1.24%	1.50%	1.58%
Interest rate expense on interest-bearing liabilities	0.29%	0.31%	0.39%

Interest rate spread	4.04%	3.99%	4.13%

Net interest margin	4.07%	4.01%	4.16%

Other operating income / Average assets	0.81%	1.16%	0.96%
Core operating income / Average assets (2)	0.83%	0.92%	0.96%
Other operating expense / Average assets	3.26%	3.40%	3.28%
Efficiency ratio (other operating expense / revenue)	69.50%	68.15%	66.91%
Efficiency ratio (other operating expense / core operating revenue)(2)	69.20%	70.56%	67.00%
Return on average assets	0.97%	1.06%	1.11%
Return on average equity	7.85%	8.52%	9.12%
Return on average tangible equity (3)	7.88%	8.56%	9.20%
Average equity / Average assets	12.35%	12.48%	12.21%

(1)	Average non-interest-bearing liabilities include fair value adjustments related to FHLB advances and Junior Subordinated Debentures.
(2)
Core operating income excluding gain on sale of securities, fair value and other-than-temporary impairment (OTTI) adjustments and, in the current quarter and year, a termination fee and expenses related to a canceled bank acquisition transaction represents non-GAAP financial measures.

(3)	Average tangible equity excludes other intangibles and represents a non-GAAP financial measure.